SERB Pharmaceuticals
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20m • Edited •

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News for investors and media: We're excited to announce that we've entered into an agreement to acquire Y-mAbs Therapeutics, a commercial-stage biopharmaceutical company focused on the development and commercialization of products for the treatment of cancer.

This is an excellent strategic fit with our Rare Oncology portfolio, an important milestone in the execution of our growth strategy, and most importantly, an incredible opportunity to help more patients and their families.

Read our press release for details: https://lnkd.in/eqHG6Mgb


SERB
Pharmaceuticals
NEWS
SERB Pharmaceuticals
to acquire Y-mAbs
Therapeutics

SERB Pharmaceuticals
@SERB_Pharma

News for investors / media: We're excited to announce we've entered into an agreement to acquire Y-mAbs Therapeutics; an excellent fit with our Rare Oncology portfolio, a milestone in our growth, and an opportunity to help patients & their families.

News: serb.com/news/serb-phar...


SERB
Pharmaceuticals
NEWS
SERB Pharmaceuticals to acquire Y-mAbs Therapeutics

9:55 AM · Aug 5, 2025 · 8 Views



Vanessa Wolfeler • 3rd+
Chief Executive Officer at SERB Pharmaceuticals
5h • Edited •

💉 We're excited to announce our agreement to acquire Y-mAbs Therapeutics, a commercial-stage biopharmaceutical company advancing innovative cancer treatments.
🌱 This strategic move strengthens our Rare Oncology portfolio and marks a key milestone in our growth journey. But beyond strategy, it's about impact - expanding our ability to serve patients and families facing some of the toughest health challenges.
👉 A heartfelt thank you to all the teams who made this possible - your dedication and collaboration are what drive progress.

Legal disclosures: https://lnkd.in/eVscX7HG

#TeamSERB #OncologyInnovation #RareDiseases #Biotech #GrowthStrategy #PatientFocused


SERB
Pharmaceuticals
NEWS
SERB Pharmaceuticals to acquire Y-mAbs Therapeutics